Exhibit 4.3

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 2, 2012

between

ZAYO GROUP, LLC

ZAYO CAPITAL, INC.

ZAYO ESCROW CORPORATION

GUARANTORS LISTED ON SCHEDULE I HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

8.125% SENIOR SECURED FIRST-PRIORITY NOTES DUE 2020

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 2, 2012, among Zayo Group, LLC, a Delaware corporation (the “Company”), Zayo Capital, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Co-Issuer”), Zayo Escrow Corporation, a Delaware Corporation (“Escrow Corp”), the guarantors listed on the signature pages hereto (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the bank of the United States of America, as trustee (the “Trustee”) under the Indenture referred to below. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture referred to below.

W I T N E S S E T H

WHEREAS, Escrow Corp and the Trustee have heretofore executed and delivered an Indenture, dated as of June 28, 2012 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by Escrow Corp of its 8.125% Senior Secured First-Priority Notes due 2020 (the “Notes”);

WHEREAS, the proceeds of the Notes were deposited into an escrow account, to be used upon release along with certain other amounts to fund the acquisition by the Company of AboveNet, Inc., a Delaware corporation, and to repay certain existing indebtedness;

WHEREAS, one of the conditions to the release of the proceeds of the Notes from escrow is the assumption by the Company and the Co-Issuer of Escrow Corp’s obligations under the Indenture and the Notes and the provision by the Guarantors of a guarantee of such obligations;

WHEREAS, the Company, Co-Issuer and Guarantors desire and have requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing the assumption by the Company and Co-Issuer and the provision of the guarantees by the Guarantors and for the purpose of effecting certain related amendments to the Indenture which are beneficial to the Holders and which were described in the Offering Memorandum pursuant to which the Notes were offered;

WHEREAS, Section 4.08 of the Indenture provides that, to the extent not a party to the Indenture upon the original execution thereof, each Person required to become a Guarantor shall execute and deliver to the Trustee a supplemental indenture, pursuant to which it shall become a Guarantor under Article 13 of the Indenture and shall Guarantee the obligations of the Escrow Corp under the Indenture and the Notes;

WHEREAS, Section 9.01(6) of the Indenture provides, among other things, that the Indenture and Notes may be amended or supplemented without the consent of any Holder to add Note Guarantees with respect to the Notes;

WHEREAS, Section 9.01(11) of the Indenture provides, among other things, that the Indenture and Notes may be amended or supplemented without the consent of any Holder to add to the Collateral securing the Notes;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the boards of directors of the Company, Co-Issuers and the Guarantors; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, the Co-Issuer and the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF

THE SUCCESSORS AND THE GUARANTORS

Section 2.1 Each of the Company, the Co-Issuer and each Guarantor represents and warrants to the Trustee as follows:

(a) It is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of its respective state of incorporation or formation, as applicable.

(b) The execution, delivery and performance by it of this Supplemental Indenture has been authorized and approved by all necessary corporate or other action on its part and this Supplemental Indenture is its valid and legally binding obligation, enforceable against it in accordance with its terms.

(c) The Indenture, as supplemented by this Supplemental Indenture, shall remain in full force and effect in accordance with its terms immediately after the execution of this Supplemental Indenture.

ARTICLE 3

ASSUMPTION AND AGREEMENTS

Section 3.1 The Company and the Co-Issuer hereby assume the due and punctual payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, and the due and punctual performance and observance of all other covenants, conditions and other obligations contained in the Indenture on the part of Escrow Corp to be performed or observed. Escrow Corp shall remain liable for and shall not be relieved of any obligations under the Indenture or the Notes by reason of such assumption.

Section 3.2 Notes authenticated and delivered after the execution of this Supplemental Indenture may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in this Supplemental Indenture.

Section 3.3 The Company and the Co-Issuer shall succeed to, and be substituted for, and may exercise every right and power of, Escrow Corp under the Indenture and the Notes.

ARTICLE 4

NOTE GUARANTEES

Section 4.1 The Guarantors party hereto, jointly and severally agree to fully, unconditionally and irrevocably Guarantee to each Holder and the Trustee, the Issuers’ obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article 13 of the Indenture and to be bound by all other applicable provisions of the Indenture applicable to “Guarantors.”

Section 4.2 Execution and Delivery

(a) To evidence its Note Guarantee set forth in Section 13.01 of the Indenture, each Guarantor hereby agrees that this Supplemental Indenture shall be executed on behalf of such Guarantor by the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary or any Assistant Secretary of the Guarantor or the sole member of the Guarantor, as the case may be, or any other officers of such Guarantor or such sole member, as the case may be, acting at the direction of any such foregoing officer.

(b) Each Guarantor hereby agrees that its Guarantee set forth in Section 13.01 of the Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(c) If an Officer whose signature is on the Indenture no longer holds that office at the time the Trustee authenticates the Notes, the Note Guarantee shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guarantors.

ARTICLE 5

AMENDMENTS TO INDENTURE

Section 5.1 Amendments to Definitions. The definitions contained in Section 1.01 of the Indenture are hereby amended as follows:

(a) the definition of “Assumption” is hereby amended and restated in its entirety to read as follows:

““Assumption” means the July 2, 2012 assumption by both Zayo Group, LLC and Zayo Capital, Inc. of the obligations of Zayo Escrow Corporation under this Indenture and the Notes and the Guarantee of the Notes by each Domestic Subsidiary of Zayo Group, LLC.”

(b) the following new definition of “Co-Issuer” is inserted in appropriate alphabetical order:

““Co-Issuer” means Zayo Capital, Inc.”

(c) the definition of “Company” is hereby amended and restated in its entirety to read as follows:

““Company” means Zayo Group, LLC.”

(d) the definition of “Issuers” is hereby amended and restated in its entirety to read as follows:

““Issuers” means collectively, the Company and the Co-Issuer.”

(e) the definition of “New Credit Facilities” is hereby amended by replacing the phrase “to be dated the date the AboveNet Acquisition is consummated” with the following: “dated as of July 2, 2012”.

Section 5.2 Amendments to Articles 10 to 12. Articles 10 to 12 of the Indenture are hereby amended and restated in their entirety to read as set forth in Annex A to this Supplemental Indenture.

Section 5.3 Conformed Copy of Indenture. A conformed copy of the Indenture showing all of the amendments set forth in Sections 5.1 and 5.2 of this Supplemental Indenture is attached as Annex B to this Supplemental Indenture. The conformed copy of the Indenture is provided for convenience only and to the extent that a conflict exists between the Indenture or this Supplemental Indenture, on the one hand, and the conformed copy of the Indenture, on the other hand, the Indenture and this Supplemental Indenture shall govern.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Execution and Delivery. This Supplemental Indenture shall be effective upon execution by the parties hereto. The Guarantors agree that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

Section 6.2 Benefits Acknowledged. The Guarantors’ Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guarantor acknowledges that it will receive good and sufficient direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee and this Supplemental Indenture are knowingly made in contemplation of such benefits.

Section 6.3 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 6.4 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 6.5 No Recourse Against Others. Pursuant to Section 15.07 of the Indenture, no director, officer, employee, incorporator or stockholder of the Company, the Co-Issuer or the Guarantors, as such, shall have any liability for any obligations of the Company, the Co-Issuer or the Guarantors under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. This waiver and release are part of the consideration for the Note Guarantee.

Section 6.6 Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 6.7 Waiver of Jury Trial. EACH OF THE COMPANY, CO-ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6.9 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.10 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Escrow Corp, the Guarantors, the Company and the Co-Issuer.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ZAYO ESCROW CORPORATION

By:	/s/ Ken des Garennes
Name: Ken desGarennes
Title: Vice President, Chief Financial Officer

ZAYO GROUP, LLC

By:	/s/ Ken des Garennes
Name: Ken desGarennes
Title: Vice President, Chief Financial Officer

ZAYO CAPITAL, INC.

By:	/s/ Ken des Garennes
Name: Ken desGarennes
Title: Vice President, Chief Financial Officer

ZAYO COLOCATION, INC.
FIBERNET TELECOM, INC.
LOCAL FIBER, LLC
AMERICAN FIBER SYSTEMS HOLDING CORP.
AMERICAN FIBER SYSTEMS, INC.
360NETWORKS HOLDINGS (USA) INC.
360NETWORKS (USA) INC.
360NETWORKS LLC
360NETWORKS ILLINOIS LLC
360NETWORKS IOWA LLC
360NETWORKS KENTUCKY LLC
360NETWORKS LOUISIANA LLC
360NETWORKS MICHIGAN LLC
360NETWORKS MISSISSIPPI LLC
360NETWORKS TENNESSEE LLC
NORTHERN COLORADO TELECOMMUNICATIONS LLC
CONTROL ROOM TECHNOLOGIES, LLC
ARIALINK TELECOM, LLC
ARIALINK SERVICES, LLC
LANSING FIBER COMMUNICATIONS, LLC
ALLEGAN FIBER COMMUNICATIONS, LLC
ZAYO FM SUB, INC.
ABOVENET, INC.
ABOVENET COMMUNICATIONS, INC.
ABOVENET OF VA, L.L.C.
ABOVENET INTERNATIONAL, INC.
MFN EUROPE FINANCE, INC.
MFN INTERNATIONAL, L.L.C.
ABOVENET OF UTAH, L.L.C.

By:	/s/ Ken des Garennes
Name: Ken desGarennes
Title: Chief Financial Officer, Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
Name: Teresa Petta
Title: Vice President

ANNEX A

ARTICLE 10

RANKING OF LIENS ON THE COLLATERAL

Section 10.01 Intercreditor Agreement.

The Liens on the Collateral are subject to the terms of the Intercreditor Agreement. The Trustee is authorized and directed to enter into the Intercreditor Agreement as the Authorized Representative of the Holders thereunder, and the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.

SunTrust Bank is the Collateral Agent pursuant to the terms of the Intercreditor Agreement, and the agent of Holders under the Intercreditor Agreement, the Security Agreement and the other Security Documents. The Collateral Agent is irrevocably authorized to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement, the Security Agreement and the other Security Documents, together with any other rights, powers and discretions as are reasonably incidental thereto.

Section 10.02 Relative Rights.

The Security Documents define the relative rights, as lienholders, of the Pari Passu Secured Parties. Nothing in this Indenture or in any Security Document will:

(a) impair, as between the Issuers and Holders of Notes, the obligation of the Issuers, which is absolute and unconditional, to pay principal of, premium and interest on any Note in accordance with their terms or to perform any other obligation of any Issuer or Guarantor under this Indenture, the Notes, the Note Guarantees and the Security Documents;

(b) restrict the right of any Holder to sue for payments that are then due and owing, in a manner not inconsistent with the provisions of the Security Documents; or

(c) prevent the Trustee or any Holder from exercising against any Issuer or Guarantor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the Security Documents).

ARTICLE 11

COLLATERAL

Section 11.01 Security Documents.

The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an Interest Payment Date, at Stated Maturity, by acceleration, repurchase, redemption or otherwise and whether by an Issuer pursuant to the Notes or by any Guarantor pursuant to its Note Guarantee, the payment of all other Obligations and the performance of all other Obligations of the Company, the Co-Issuer and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents are secured as provided in the Security Documents and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture.

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The Company, the Co-Issuer and the Guarantors will deliver to the Trustee true and complete copies of all documents delivered to the Collateral Agent pursuant to the Security Agreement and the Intercreditor Agreement, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Agreement or the Intercreditor Agreement, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Agreement and the other Security Documents, or by any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

The Company and the Co-Issuer shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and take any and all other actions necessary to maintain (at the sole cost and expense of the Company, the Co-Issuer and the Guarantors) the security interests created by the Security Documents in the Collateral as perfected security interests to the extent perfection is required by the Security Documents, subject only to Permitted Liens.

Section 11.02 Collateral Agent and Trustee.

(a) The Collateral Agent shall have all the rights and protections provided in the Intercreditor Agreement and the other Security Documents.

(b) Subject to Section 7.01 of this Indenture, none of the Trustee, Paying Agent, Registrar or Transfer Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Liens on the Collateral, or any defect or deficiency as to any such matters.

(c) Except as required or permitted by the Security Documents, the Holders acknowledge that the Collateral Agent will not be obligated:

(i) to act upon directions purported to be delivered to it by any Person, except in accordance with the Security Documents;

(ii) to foreclose upon or otherwise enforce any Lien on the Collateral; or

(iii) to take any other action whatsoever with regard to any or all of the Liens on the Collateral or the Security Documents.

Section 11.03 Authorization of Actions to Be Taken.

(a) Each Holder of Notes consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its respective terms and the terms of this Indenture, authorizes and directs the Trustee and the Collateral Agent to enter into the Security Documents to which each is a party, and authorizes and empowers the Trustee and Collateral Agent to bind the Holders of Notes as set forth in the Security Documents to which the Trustee or the Collateral Agent is a party, and to perform its obligations and exercise its rights and powers thereunder.

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(b) The Trustee and the Collateral Agent are authorized and directed by the Holders to enter into one or more amendments to the Intercreditor Agreement or enter into any additional intercreditor agreement or any amendments or supplements to the Security Documents in accordance with the provisions of this Indenture, the Intercreditor Agreement and the other Security Documents.

(c) At the written direction of the Company and the Co-Issuer and without the consent of the Holders of the Notes, the Trustee and the Collateral Agent shall (so long as not prohibited by this Indenture) from time to time enter into one or more amendments to the Intercreditor Agreement (including the Joinder Agreements) or any additional intercreditor agreement or deed to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) increase the amount of Indebtedness or the types covered thereby that may be incurred by the Company, the Co-Issuer or a Restricted Subsidiary that is subject thereto and to provide for Permitted Liens, (iii) add Guarantors or other parties (such as representatives of new issuances of Indebtedness) thereto, (iv) further secure the Notes (including Additional Notes), (v) make provision for equal and ratable pledges of the Collateral to secure Additional Notes or Additional Pari Passu Obligations, or (vi) make any other such change thereto that does not adversely affect the rights of the holders of the Notes in any material respect. The Company and the Co-Issuer shall not otherwise direct the Trustee or the Collateral Agent to enter into any amendment to the Intercreditor Agreement or, if applicable, any additional intercreditor agreement or deed, without the consent of the holders of a majority in principal amount of the outstanding Notes.

(d) The Trustee is (i) appointed and authorized to give effect to such provisions in Section 11.03(c); (ii) authorized to become a party to any future intercreditor arrangements described in this Section 11.03(c); and (iii) appointed to act on behalf of the Holders to enter into and comply with such provisions in Section 11.03(c) and the provisions of any future intercreditor arrangements in this Section 11.03(c). The Holders are bound by such provisions in this Section 11.03(c) and the provisions of any future intercreditor arrangements described in this Section 11.03(c).

(e) Each of the Trustee and the Collateral Agent is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Security Documents to which the Trustee is a party and, subject to the terms of the Security Documents, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(f) Subject to the provisions of Section 7.01 and Section 7.02 of this Indenture, and the Security Documents, the Trustee may, and upon the written direction of the Holders holding a majority of the aggregate outstanding principal amount of the Notes shall, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Liens on the Collateral;

(ii) enforce any of the terms of the Security Documents to which the Collateral Agent is a party; or

(iii) collect and receive payment of any and all Obligations.

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Subject to the Intercreditor Agreement and at the Company and the Co-Issuer’s sole cost and expense, the Trustee is hereby authorized and empowered by each Holder of Notes, but shall be under no obligation to unless directed, in writing, by Holders holding a majority of the outstanding principal amount of the Notes, to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it or such Holders may deem reasonably expedient to protect or enforce the Liens on the Collateral or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or such Holders may deem reasonably expedient, at the Company and the Co-Issuer’s sole cost and expense, to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens on the Collateral or be prejudicial to the interests of Holders or the Trustee.

Section 11.04 Release of Collateral.

(a) The Company, the Co-Issuer and the Guarantors will be entitled to the release of property and other assets included in the Collateral from the Liens securing the Pari Passu Obligations under any one or more of the following circumstances:

(1) to enable the disposition or other use of such property or assets to the extent permitted under this Indenture and all other Secured Credit Documents; and

(2) in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor.

(b) The Liens on the Collateral securing the Notes and the Note Guarantees will also be released upon (i) the termination and release of all Liens on Collateral in accordance with the terms of this Indenture, the New Credit Facilities, each Additional Pari Passu Agreement then in effect, the Intercreditor Agreement, and all other applicable Pari Passu Security Documents, or (ii) the consent of each Authorized Representative, the Issuers and, as applicable, Holders of the Notes and Lenders under the New Credit Facilities and the Guarantors, it being agreed that any termination of the Collateral pursuant to the preceding clause (i) or (ii) will be concurrent with the termination of the Intercreditor Agreement and the other Pari Passu Security Documents (including the release of all Liens granted thereunder).

Section 11.05 Filing, Recording and Opinions.

(a) The Company and the Co-Issuer will comply with the provisions of Trust Indenture Act Sections 314(b) and 314(d), in each case following qualification of this Indenture pursuant to the Trust Indenture Act, except to the extent not required as set forth in any SEC regulation or interpretation (including any no-action letter issued by the Staff of the SEC, whether issued to the Company, the Co-Issuer or any other Person). Following such qualification, to the extent the Company and the Co-Issuer are required to furnish to the Trustee an Opinion of Counsel pursuant to Trust Indenture Act Section 314(b)(2), the Company and the Co-Issuer will furnish such opinion not more than 60 but not less than 30 days prior to each November 15th.

(b) Any release of Collateral permitted by Section 11.04 will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof and any person that is required to deliver any certificate or opinion pursuant to Section 314(d) of the Trust Indenture Act shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee shall, to the extent permitted by Section 7.01 and 7.02, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such certificate or opinion.

Section 11.06 Powers Exercisable by Receiver or Trustee.

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In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company, the Co-Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company, the Co-Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

Section 11.07 Voting.

In connection with any matter under the Intercreditor Agreement or any other Security Document requiring a vote of holders of Pari Passu Obligations, the holders of each series of Pari Passu Obligations shall be treated as a single, distinct class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Intercreditor Agreement or any other Security Document.

Section 11.08 Blocked Account Agreements.

(a) Each deposit account and each securities account owned or maintained by any Grantor (other than any Excluded Deposit Accounts) shall within 60 days of the Assumption be maintained at a bank or financial institution which is reasonably acceptable to the Collateral Agent (each such bank, a “Cash Management Bank”). Except with respect to Excluded Deposit Accounts, or with the prior written consent of the Collateral Agent, each deposit account and each securities account maintained by any Grantor shall within 60 days of the Assumption be subject to a control agreement in form and substance satisfactory to the Collateral Agent and such bank or financial institution (each such account, a “Blocked Account”, and each such control agreement, a “Blocked Account Agreement”). Each Blocked Account Agreement shall provide, among other things, that the relevant Cash Management Bank, agrees, from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice will be given by the Collateral Agent at any time at which an Event of Default has occurred and is continuing), to forward immediately all amounts in each deposit account or securities account, as the case may be to the Collateral Agent in accordance with its instructions, and to commence the process of daily sweeps from such account to the Collateral Agent.

(b) In the event that any Grantor shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Grantor shall hold the same as trustee for the Collateral Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account. All cash, cash equivalents, checks, notes, drafts or similar items of payment received by any Grantor shall be deposited into a Blocked Account promptly upon receipt thereof by such Grantor.

Section 11.09 After-Acquired Property.

Promptly following the acquisition by the Company or any other Grantor of any material After-Acquired Property (but subject to the applicable limitations, exceptions, exemptions and thresholds under the Security Documents), the Company or such other Grantor shall execute and deliver or procure, as applicable, such mortgages, deeds of trust, security instruments, financing statements, title insurance (and surveys if required by the title insurer), and certificates and Opinions of Counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected, first priority security interest or other Liens in or on such After-Acquired Property and to have such After-Acquired Property added to the Collateral, in all cases in accordance with the terms of the applicable Security Documents, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

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Section 11.10 Release upon Termination of the Company and the Co-Issuer’s Obligations.

In the event (i) that the Company and the Co-Issuer deliver to the Trustee, in form and substance acceptable to it, an Officers’ Certificate and Opinion of Counsel certifying that all the Obligations under this Indenture, the Notes, the Note Guarantees and the Security Documents have been satisfied and discharged by the payment in full of the Company and the Co-Issuer’s obligations under the Notes, the Note Guarantees, this Indenture and the Security Documents, and all such Obligations have been so satisfied, or (ii) a discharge, Legal Defeasance or Covenant Defeasance of this Indenture occurs under Article 8 or 14, the Trustee shall deliver to the Company, the Co-Issuer and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee, and the Trustee shall do or cause to be done, at the Company and the Co-Issuer’s sole cost and expense, all acts reasonably necessary to release such Lien in favor of the Trustee as soon as is reasonably practicable.

Section 11.11 Collateral Agent as Third Party Beneficiary.

Sections 4.17 and 4.18 and Articles 10 and 11 are intended for the benefit of, and shall be enforceable as a third party beneficiary by, the Collateral Agent as a holder of Liens on the Collateral.

ARTICLE 12

LOAN AND NOTES COLLATERAL ACCOUNT

Section 12.01 Loan and Notes Collateral Account. A “Loan and Notes Collateral Account” is established, maintained and administered by the Collateral Agent on behalf of the Trustee and the other Authorized Representatives, for the benefit of the Holders and the other Pari Passu Secured Parties in accordance with the terms of the Intercreditor Agreement.

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